Exhibit 1A.12

1810 Chapel Avenue West Suite 200 Cherry Hill, NJ 08002 www.lexnovalaw.com	Markley S. Roderick, Esquire Member of the NJ and PA Bar Direct Dial (856) 382-8402 mroderick@lexnovalaw.com

July 13, 2021

iCross Premier LLC 28-07 Jackson Avenue, 5F Long Island City, New York 11101

Gentlemen and Ladies:

We have acted as counsel to iCross Premier LLC, a Delaware limited liability company (the “Company”), in connection with the Offering Statement on Form 1-A (the “Offering Statement”) being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation A thereunder. The Offering Statement relates to the issuance and sale by the Company of up to $75,000,000 of promissory notes (the “Notes”).

We have examined such documents and such matters of fact and law that we have deemed necessary for the purpose of rendering the opinion set forth herein. As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Notes have been duly authorized and, when the Notes have been duly issued and delivered against payment therefore in accordance with the terms of the Investment Agreement, the Notes will be validly issued, and purchasers of the Notes will have no obligation to make payments to the Company or its creditors (other than the purchase price for the Notes) or contributions to the Company or its creditors solely by reason of the purchasers’ ownership of the Notes.

We do not express any opinion herein concerning any law other than Delaware Limited Liability Company Act as in effect on the date of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 1A-12 to the Offering Circular included in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

LEX NOVA LAW LLC

By:	/s/ Markley S.Roderick
Markley S. Roderick